Exhibit 99.1

Tecnoglass Reports Third Quarter 2025 Results

- Record Quarterly Revenue of $260.5 Million, Up 9.3% Year-Over-Year Led by 7.6% Organic Growth -

- Single-Family Residential Business and Multi-Family/Commercial Business Each Achieved Record Quarterly Revenues Through Market Share Gains and Geographic Expansion -

- Net Income of $47.2 Million, or $1.01 Per Diluted Share, Marking the Second Most Profitable Quarter in the History of the Company -

- Adjusted Net Income1 of $46.7 Million, or $1.00 Per Diluted Share -

- Adjusted EBITDA1 of $79.1 Million, Representing 30.4% of Total Revenues -

- Strong Balance Sheet for Disciplined Capital Deployment with Record Total Liquidity of $550 Million Through the Refinance and Expansion of Committed Credit Facility Plus Cash in Hand -

- Backlog Expanded 21.4% Year-Over-Year to a Record $1.3 Billion -

- Repurchased $30 Million in Shares and Paid $7 Million in Dividends, Returning a Significant Amount of Capital to Shareholders During the Quarter -

- Announces Expansion of Share Repurchase Program to $150 Million, Backed by Strong Balance Sheet for Disciplined Deployment and Value Creation -

- Updates Full Year 2025 Financial Guidance, Reinforcing Expectation to Broadly Outpace Industry Performance with Double-Digit Revenue Growth in 2025 and 2026 -

Miami, FL – November 6, 2025 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the third quarter ended September 30, 2025.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We delivered exceptional third quarter results that showcase our team’s operational excellence and strategic execution in a dynamic market environment. Record revenues and continued market share gains across both our residential and multi-family/commercial businesses underscore the strength of our business model and advantageous positioning. The early benefits from our residential pricing initiatives are materializing as planned, helping to offset elevated aluminum costs, certain tariffs and a stronger local currency while sustaining our industry-leading margins. Despite foreign exchange headwinds and an unfavorable revenue mix, we sustained very strong profitability and generated robust cash flow through disciplined operational execution. Our solid capital position enabled us to return significant value to shareholders and further expand our share repurchase program this quarter, demonstrating our commitment to balanced capital allocation that rewards shareholders while preserving strategic flexibility. With our record backlog providing strong visibility and multiple growth initiatives advancing, we are well-positioned to continue capturing market share and creating long-term value.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Third quarter results remained healthy across our portfolio, with increased residential order activity given our dealership expansion and continued momentum in multi-family and commercial markets. Our expanding dealer network and geographic reach continue to drive market share gains in key regions. We are particularly pleased to report another record backlog of $1.3 billion, providing excellent visibility into our multi-family/commercial pipeline through 2026. The opening of our California showroom in the fourth quarter represents an important milestone in our West Coast expansion strategy, where we are already seeing encouraging order momentum, and we continue to advance our feasibility study for a new fully automated facility in Florida. Our vertically integrated platform and ongoing investments in product innovation, including our expanding vinyl product portfolio, position us to capitalize on growth opportunities while maintaining operational agility. As we progress through the remainder of the year, we remain focused on executing our growth strategy and delivering superior value to our customers.”

Third Quarter 2025 Results

Total revenues for the third quarter of 2025 increased 9.3% to a record $260.5 million, compared to $238.3 million in the prior year quarter. Multi-family/commercial revenues grew 14.3% year-over-year driven by strong organic activity within key markets and, to a lesser extent, from the Continental Glass asset acquisition in March 2025. Single-family residential revenues increased 3.4% year-over-year, attributable to previously implemented pricing initiatives, market share gains from geographic expansion, and broader product offerings. Changes in foreign currency exchange rates contributed $0.2 million to total revenues in the quarter.

Gross profit for the third quarter of 2025 was $111.3 million, representing a 42.7% gross margin, compared to gross profit of $109.2 million, representing a 45.8% gross margin, in the prior year quarter. The year-over-year change in gross margin reflected unfavorable revenue mix on a higher amount of installation revenue, higher raw material cost related to all-time high premiums for U.S. aluminum, and a revaluation of the Colombian Peso during the quarter.

Selling, general and administrative expense (“SG&A”) was $47.3 million for the third quarter of 2025 compared to $41.5 million in the prior year quarter, with the increase partly attributable to approximately $3.1 million in aluminum tariffs on standalone component sales. Additionally, we incurred higher transportation and commission expenses associated with the revenue growth in the quarter and higher personnel expenses associated with annual salary adjustments at the beginning of the year. As a percent of total revenues, SG&A was 18.2% for the third quarter of 2025 compared to 17.4% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $47.2 million, or $1.01 per diluted share, in the third quarter of 2025 compared to net income of $49.5 million, or $1.05 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $1.9 million in the third quarter of 2025 and a gain of $0.9 million in the third quarter of 2024. These non-cash gains are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $46.7 million, or $1.00 per diluted share, in the third quarter of 2025 compared to adjusted net income1 of $50.9 million, or $1.08 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $79.1 million, or 30.4% of total revenues, in the third quarter of 2025, compared to $81.4 million, or 34.2% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin. Adjusted EBITDA1 in the third quarter of 2025 included a $0.6 million contribution from the Company’s joint venture with Saint-Gobain, compared to $2.1 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the third quarter of 2025 was $40.0 million, primarily driven by increased profitability on higher revenues and efficient working capital management, which more than offset incremental inventory purchases of US aluminum. Capital expenditures of $18.8 million in the quarter included scheduled payments on previous investments.

During the third quarter, the Company returned capital to shareholders through an aggregate of $30.0 million in share repurchases and $7.0 million in cash dividends.

In November 2025, the Company’s Board of Directors authorized the expansion of the Company’s share repurchase authorization to $150.0 million to execute during opportunistic times. This further reflects the Board’s confidence in continued cash flow generation capabilities, prudent balance sheet management, and a commitment to delivering superior returns to shareholders while maintaining ample financial flexibility to execute on our growth initiatives. Management will have discretion in the repurchase of common shares, including the timing and amount to be repurchased. Following the expansion, the Company had approximately $96.5 million remaining under its existing share repurchase program.

Given the Company’s strong cash generation, it ended the third quarter of 2025 with total liquidity of approximately $550.0 million, including $124.0 million of cash and cash equivalents and $425.0 million of availability under its revolving credit facilities, and total debt of $111.9 million.

As previously announced, the Company continues to work through a feasibility study to build out a new state of the art facility in the US, narrowing its search to two potential locations in Florida. The plant will be fully automated and is expected to address all future growth needs beyond current installed capacity. In addition to diversifying the Company´s operational footprint, the new plant is expected to yield advantages in lead-times, transportation costs and supply chain efficiencies.

Full Year 2025 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our solid performance year-to-date and expectations for the fourth quarter, we are updating our expectations for the full year 2025. We now expect revenues to be in the range of $970 million to $990 million, reflecting growth of approximately 10% at the midpoint. We are also updating our Adjusted EBITDA¹ guidance to a range of $294 million to $304 million, representing approximately 8% growth at the midpoint. We are reaping the benefit of our pricing initiatives and other cost mitigation efforts in response to elevated input costs and tariffs on select products. Our revised guides incorporates higher than previously anticipated aluminum costs and US aluminum premiums as well as the impact of the recent revaluation of the Colombian Peso. With an expanding multi-year backlog and sustained record of market outperformance, we continue to gain share and position our company to achieve double-digit revenue growth into 2026.”

Webcast and Conference Call

Management will host a webcast and conference call on November 6, 2025, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass Third Quarter 2025 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10203748 .

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$123,991	$134,882
Investments	3,080	2,645
Trade accounts receivable, net	242,655	202,915
Due from related parties	4,107	2,674
Inventories	194,404	139,642
Contract assets – current portion	30,366	22,920
Other current assets	59,846	54,332
Total current assets	$658,449	$560,010
Long-term assets:
Property, plant and equipment, net	$445,075	$344,433
Long-term account receivables	1,666	-
Deferred income taxes	543	285
Contract assets – non-current	15,136	15,208
Intangible assets	13,165	4,389
Goodwill	30,059	23,561
Long-term investments	57,755	63,264
Other long-term assets	6,229	5,498
Total long-term assets	569,628	456,638
Total assets	$1,228,077	$1,016,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$707	$1,087
Trade accounts payable and accrued expenses	125,382	98,843
Due to related parties	9,993	9,864
Dividends payable	7,005	7,074
Contract liability – current portion	136,482	97,979
Other current liabilities	53,049	50,979
Total current liabilities	$332,618	$265,826
Long-term liabilities:
Deferred income taxes	$18,874	$11,419
Contract liability – non-current	1,428	-
Long-term debt	111,190	108,220
Total long-term liabilities	131,492	119,639
Total liabilities	$464,110	$385,465
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,569,546 and 46,991,558 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	161,767	192,094
Retained earnings	651,162	538,787
Accumulated other comprehensive loss	(50,425)	(101,161)
Total shareholders’ equity	763,967	631,183
Total liabilities and shareholders’ equity	$1,228,077	$1,016,648

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating revenues:
External customers	$259,189	$237,439	$734,606	$648,456
Related parties	1,290	888	3,707	2,152
Total operating revenues	260,479	238,327	738,313	650,608
Cost of sales	(149,159)	(129,094)	(415,133)	(377,138)
Gross profit	111,320	109,233	323,180	273,470
Operating expenses:
Selling expense	(25,977)	(23,190)	(79,324)	(60,773)
General and administrative expense	(21,321)	(18,348)	(63,581)	(52,846)
Total operating expenses	(47,298)	(41,538)	(142,905)	(113,619)
Other Operating income	1,361	-	5,641	-
Operating income	65,383	67,695	185,916	159,851
Non-operating income, net	3,739	1,365	5,343	5,176
Equity method income	519	1,394	2,805	3,677
Foreign currency transactions (loss) gains	1,865	870	2,203	(4,858)
Loss on debt extinguishment	(1,354)	-	(1,354)	-
Interest expense and deferred cost of financing	(2,163)	(1,811)	(4,844)	(5,923)
Income before taxes	67,989	69,513	190,069	157,923
Income tax provision	(20,801)	(19,978)	(56,609)	(43,630)
Net income	$47,188	$49,535	$133,460	$114,293
Basic income per share	$1.01	$1.05	$2.84	$2.43
Diluted income per share	$1.01	$1.05	$2.84	$2.43
Basic weighted average common shares outstanding	46,847,728	46,996,554	46,941,647	46,996,655
Diluted weighted average common shares outstanding	46,847,728	46,996,554	46,941,647	46,996,655
Other comprehensive income:
Foreign currency translation adjustments	20,317	(2,657)	53,153	(30,948)
Change in fair value of derivative contracts	(2,565)	(3,229)	(2,417)	(2,535)
Other comprehensive income	17,752	(5,886)	50,736	(33,483)
Comprehensive income	$64,940	$43,649	$184,196	$80,810

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Nine months ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$133,460	$114,293
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,696	714
Depreciation and amortization	26,441	19,730
Deferred income taxes	4,576	(992)
Equity method income	(2,805)	(3,677)
Gain on disposal of assets	(4,226)	-
Deferred cost of financing	784	938
Other non-cash adjustments	410	113
Loss on extinguishment of debt	1,302
Realized gain on derivative instruments	(2,045)
Unrealized currency translation loss	(18,264)	3,045
Changes in operating assets and liabilities:
Trade accounts receivable	(33,029)	(38,789)
Inventories	(33,903)	2,680
Prepaid expenses	(2,993)	(2,930)
Other assets	(2,771)	5,050
Trade accounts payable and accrued expenses	15,235	10,063
Taxes payable	(7,800)	(22,179)
Labor liabilities	3,815	2,949
Other liabilities	65	11
Contract assets and liabilities	26,766	15,921
Related parties	(1,968)	2,466
CASH PROVIDED BY OPERATING ACTIVITIES	$104,746	$109,406

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(675)	(316)
Business acquisition	(6,841)	-
Dividends received	8,914	2,703
Sale of property and equipment	12,312	-
Acquisition of property and equipment	(81,695)	(53,873)
CASH USED IN INVESTING ACTIVITIES	$(67,985)	$(51,486)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(21,143)	(14,575)
Deferred financing costs and debt issuance fees	(1,000)	-
Non-controlling interest purchase	-	(2,500)
Share repurchase	(30,327)	(16)
Proceeds from debt	116,018	2,657
Repayments of debt	(114,115)	(48,966)
CASH USED IN FINANCING ACTIVITIES	$(50,567)	$(63,400)

Effect of exchange rate changes on cash and cash equivalents	$2,915	$(1,938)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,891)	(7,418)
CASH AND CASH EQUIVALENTS - Beginning of period	134,882	129,508
CASH AND CASH EQUIVALENTS - End of period	$123,991	$122,090

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$5,091	$8,049
Income Tax	$59,076	$77,953

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$4,687	$5,571
Account payable for business acquisition	$3,588	$-

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Nine months ended
	Sep 30,			Sep 30,
	2025	2024	% Change	2025	2024	% Change
Revenues by Region
United States	246,531	228,198	8.0%	701,189	621,897	12.8%
Colombia	7,643	5,474	39.6%	20,677	16,544	25.0%
Other Countries	6,306	4,655	35.5%	16,447	12,166	35.2%
Total Revenues by Region	260,479	238,327	9.3%	738,313	650,608	13.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Nine months ended
	Sep 30,			Sep 30,
	2025	2024	% Change	2025	2024	% Change

Total Revenues with Foreign Currency Held Neutral	260,312	238,327	9.2%	739,107	650,608	13.6%
Impact of changes in foreign currency	167	-		(794)	-
Total Revenues, As Reported	260,479	238,327	9.3%	738,313	650,608	13.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2025	2024	2025	2024

Net (loss) income	47,188	49,535	133,460	114,293
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	47,188	49,535	133,460	114,293
Foreign currency transactions losses (gains)	(1,865)	(870)	(2,203)	4,858
Provision for bad debt	710	439	1,697	714
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	1,383	1,449	8,680	3,088
Extinguishment of debt	1,354	-	1,354	-
Derivative Financial Instruments	(2,727)	-	(2,727)	-
Joint Venture VA (Saint Gobain) adjustments	366	924	224	3,146
Tax impact of adjustments at statutory rate	249	(621)	(2,248)	(3,778)
Adjusted net (loss) income	46,659	50,856	138,237	122,321

Basic income (loss) per share	1.01	1.05	2.84	2.43
Diluted income (loss) per share	1.01	1.05	2.84	2.43
Diluted Adjusted net income (loss) per share	1.00	1.08	2.94	2.60

Diluted Weighted Average Common Shares Outstanding in thousands	46,848	46,997	46,942	46,997
Basic weighted average common shares outstanding in thousands	46,848	46,997	46,942	46,997
Diluted weighted average common shares outstanding in thousands	46,848	46,997	46,942	46,997

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2025	2024	2025	2024

Net (loss) income	47,188	49,535	133,460	114,293
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	47,188	49,535	133,460	114,293
Interest expense and deferred cost of financing	1,686	1,742	4,367	5,854
Income tax (benefit) provision	20,801	19,978	56,609	43,630
Depreciation & amortization	9,958	6,951	26,441	19,730
Foreign currency transactions losses (gains)	(1,865)	(870)	(2,203)	4,858
Provision for bad debt	710	439	1,697	714
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	1,383	1,519	8,680	3,158
Extinguishment of debt	1,354	-	1,354	-
Derivative Financial Instruments	(2,727)	-	(2,727)	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	628	2,145	1,417	4,367
Adjusted EBITDA	79,116	81,438	229,095	196,603

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities

(In thousands, except share and per share data) / (Unaudited)

The Company believes that free cash flow, which is not a performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended		Nine months ended
	Sep 30,		Sep 30,
	2025	2024	2025	2024

Cash Provided by Operating Activities	39,987	41,460	104,746	109,405
Acquisition of property and equipment	(18,756)	(23,686)	(81,695)	(53,873)
Portion of Continental Glass Systems asset acquisiton included in acquisition of property and equipment	-	-	15,127	-
Free Cash Flow	21,231	17,774	38,178	55,532